                                                                    EXHIBIT 99.4

                               OFFER TO EXCHANGE
                   7 3/8% SENIOR SUBORDINATED NOTES DUE 2014
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
       ANY AND ALL OUTSTANDING 7 3/8% SENIOR SUBORDINATED NOTES DUE 2014
                  (CUSIP NUMBERS 12541C AE 4 AND C2387X AC 7)
        WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                       OF
                           CHC HELICOPTER CORPORATION

To Registered Holders:

     We are enclosing with this letter the material listed below relating to the offer (the "Exchange Offer") by CHC Helicopter Corporation, a corporation organized under the federal laws of Canada ("CHC"), to exchange its 7 3/8% Senior Subordinated Notes due 2014 (the "New Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of CHC's issued and outstanding 7 3/8% Senior Subordinated Notes due 2014 (the "Old Notes") that have not been registered under the Securities Act, upon the terms and subject to the conditions set forth in the Prospectus dated October 13, 2005, and the related Letter of Transmittal.

     Enclosed herewith are copies of the following documents:

     1.    Prospectus dated October 13, 2005;

     2.    Letter of Transmittal;

     3.    Notice of Guaranteed Delivery;

     4. Instructions to Registered Holder and/or DTC Participant from Beneficial Owner; and

     5. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 18, 2005, UNLESS EXTENDED.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent and warrant to CHC that:

     (i) the holder has full power and authority to tender, exchange, assign and transfer the Old Notes being tendered;

     (ii) when the Old Notes are accepted for exchange as contemplated in the Letter of Transmittal, CHC will acquire good and unencumbered title to such Old Notes, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer and adverse claims;

     (iii) the New Notes being acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the holder or of any other person receiving New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes;

     (iv) neither the holder nor any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, has an arrangement or understanding with any other person to participate in a distribution (within the meaning of the Securities
Act) of the New Notes;

     (v) neither the holder nor any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, is an "affiliate," as that term is defined in Rule 405 under the Securities Act, of CHC or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

     (vi) if the holder is not a broker-dealer, neither the holder nor any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, is engaged in or intends to engage in, a distribution (within the meaning of the Securities Act) of the New Notes.

     If any of the foregoing representations and warranties are not true, then the holder of Old Notes is not eligible to participate in the Exchange Offer, cannot rely on the interpretations of the staff of the Securities and Exchange Commission in connection with the Exchange Offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes.

     If the holder of Old Notes or any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, such person will represent and warrant that the Old Notes were acquired as a result of market-making activities or other trading activities and will acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes pursuant to the Exchange Offer. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The enclosed Instructions to Registered Holder and/or DTC Participant from Beneficial Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

     CHC will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. CHC will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the exchange agent, The Bank of New York, in the manner set forth below.

         The Bank of New York                             Facsimile:
         Corporate Trust Operations                       (212) 298-1915
         Reorganization Unit
         101 Barclay Street, 7 East                       Telephone:
         New York, NY 10286                               (212) 815-6331
         Attn.: Ms. Diane Amoroso

                                         Very truly yours,

                                         CHC HELICOPTER CORPORATION

     NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU THE AGENT OF CHC OR THE EXCHANGE AGENT OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

                                        2